As filed with the Securities and Exchange Commission on June 7, 2002
                                                    Registration No. 333-_______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                               GENERAL MILLS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                              41-0274440
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                           --------------------------
                       Number One General Mills Boulevard
                          Minneapolis, Minnesota 55426
          (Address,including zip code, of principal executive offices)
                                 (763) 764-7600
              (Registrant's telephone number, including area code)
                            -------------------------

                               General Mills, Inc.
                2001 Compensation Plan for Non-Employee Directors
                            (Full title of the plan)

                            -------------------------
                             SIRI S. MARSHALL, Esq.
              Senior Vice President, General Counsel and Secretary
                         Number One General Mills Blvd.
                          Minneapolis, Minnesota 55426
                                 (763) 764-7230
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------- --------------- ------------------- ---------------------- -------------------
                                                                 Proposed          Proposed Maxi-
                                                Amount           Maximum            mum Aggregate
           Title of Securities                  to be         Offering Price          Offering             Amount of
             to be Registered               Registered (1)    Per Share (2)           Price (2)         Registration Fee
------------------------------------------- --------------- ------------------- ---------------------- -------------------
     Common Stock $.10 par value (3)           700,000           $44.745            $31,321,500            $2,881.58

------------------------------------------- --------------- ------------------- ---------------------- -------------------

(1) Pursuant to Rule 416(a), also covers additional securities that may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) This amount is estimated only to determine the amount of the registration fee pursuant to Rule 457 (h). The actual aggregate offering price could be higher or lower. The proposed maximum offering price is based upon the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on June 5, 2002.
(3) Each share of Common Stock includes a purchase right pursuant to the Registrant's shareholder rights plan.

    This Registration Statement will become effective immediately upon filing pursuant to Rule 462.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.




Item 2. Registrant Information and Employee Annual Information.

Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The Company incorporates by reference into this Registration Statement the following documents or information:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended May 27, 2001 filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934;

     (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended August 26, 2001, November 25, 2001 and February 24, 2002;

     (c) the Company's Current Reports on Form 8-K filed on November 2, 2001 (as amended by Current Reports on Form 8-K/A filed on November 5, 2001, January 11, 2002 and January 29, 2002);

     (d) the Company's Current Reports on From 8-K filed on November 15, 2001, February 4, 2002 and February 21, 2002;

     (e) all other reports filed by the Company with the Commission pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since May 27,
2001;

     (f) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold; and

     (g) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (File No. 2-49637), filed December 26, 1973, as amended.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Described in item (d) above.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the shares of Common Stock to which this Registration Statement relates have been passed upon by Elizabeth L. Wittenberg, Associate General Counsel and Assistant Secretary of the Company. Ms. Wittenberg beneficially owns, directly or indirectly, shares of Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

Under provisions of the By-laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company to the full extent permitted or authorized by Section 145 of the General Corporation Law of Delaware.

Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, independent legal counsel, a majority of the disinterested directors or a committee of disinterested directors that indemnification is proper in the circumstances because the indemnitee has met the applicable statutory standard of conduct.

The Company carries liability insurance policies covering certain claims which may be made against the Company and/or its officers and directors. The Company also carries insurance where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

The Securities and Exchange Commission has taken the position that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by a company to its directors and officers, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number                      Description
-------                     -----------
5 Opinion of Counsel re legality (Consent of Counsel included therein)

23.1               Consent of KPMG LLP

23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement)

24                 Powers of Attorney

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, (but that term shall not include the insurance policies referred to in Item 6) the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley (Minneapolis), State of Minnesota, on the 6th day of June, 2002

             GENERAL MILLS, INC.             )
                                             )
                                             )
             By   Stephen W. Sanger          )         /s/ Siri S. Marshall
                -----------------------      )       -------------------------
                Chairman of the Board and    )             Siri S. Marshall
                 Chief Executive Officer     )             Attorney-in-fact


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                Title                    )
     ---------                -----                    )
                                                       )
Stephen W. Sanger       Chairman of the Board          )
                         and Chief Executive Officer   )
Stephen R. Demeritt     Vice Chairman                  )
L. D. DeSimone          Director                       )
William T. Esrey        Director                       )
Raymond V. Gilmartin    Director                       )  /s/ Siri S. Marshall
Judith Richards Hope    Director                       )-----------------------
Robert L. Johnson       Director                       )      Siri S. Marshall
Heidi G. Miller         Director                       )      Attorney-in-fact
A. Michael Spence       Director                       )          June 6, 2002
Dorothy A. Terrell      Director                       )
Raymond G. Viault       Vice Chairman                  )


/s/ Kenneth L. Thome         Senior Vice President,           June 6, 2002
-----------------------      Financial Operations
    Kenneth L. Thome         (Principal Accounting Officer)

                                  EXHIBIT INDEX



 Exhibit Number                 Description
 --------------                 -----------

         5 Opinion of Counsel re Legality (Consent of Counsel included therein)

         23.1     Consent of KPMG LLP

         23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement)

         24       Powers of Attorney